CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
1.300% Ally Financial Term Notes, Series A Due January 15, 2025	$787,000	$72.96
1.750% Ally Financial Term Notes, Series A Due January 15, 2027	$156,000	$14.46

(1) Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed under Rule 424(b)(2), Registration Statement No. 333-226651

Pricing Supplement No. 281 - Dated Monday, January 10, 2022 (To: Prospectus dated August 7, 2018)

CUSIP	Principal	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Amount	Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
02006DB83	$787,000.00	100.000%	0.825%	$780,507.25	Fixed	1.300%	Monthly	01/15/2025	02/15/2022	$1.16	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 7/15/2022 and Semi-Annually thereafter with 30 Calendar Days' Notice.
02006DB91	$156,000.00	100.000%	1.250%	$154,050.00	Fixed	1.750%	Monthly	01/15/2027	02/15/2022	$1.56	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 7/15/2022 and Semi-Annually thereafter with 30 Calendar Days' Notice.

Ally Financial Inc.

Offering Date: Monday, January 3, 2022 through Monday, January 10, 2022

Trade Date: Monday, January 10, 2022 @ 12:00 PM ET

Settle Date: Thursday, January 13, 2022

Minimum Denomination/Increments:$1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 0235 via RBC Dain Rauscher Inc

Agents: InspereX, LLC, Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan, Wells Fargo Advisors, LLC

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Legal Matters- Validity of the Notes:

In the opinion of counsel to Ally Financial Inc. (the “Company”), when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture dated as of September 24, 1996,with The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as trustee (the “Trustee”), as amended and supplemented from time to time (the “Indenture”), and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and provided that I express no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law, (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to Federal laws of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture, the Trustee’s authentication of the notes, and the validity, binding nature and enforceability of the Indenture with respect to the Trustee, and the genuineness of signatures and to such counsel’s reliance on the Company and other sources as to certain factual matters, all as stated in the letter of such counsel dated August 24, 2012, which has been filed as Exhibit 5.1 to the Registration Statement.

Ally Financial Inc. Ally Financial Term Notes, Series A Prospectus dated August 7, 2018